UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2025
CHIPOTLE MEXICAN GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32731 (Commission File Number)	84-1219301 (I.R.S. Employer Identification No.)
610 Newport Center Drive, Suite 1100
Newport Beach, CA 92660
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (949) 524-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, par value $0.01 per share	CMG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On June 24, 2025, Chipotle Mexican Grill, Inc. (“Chipotle”) entered into a new senior, unsecured Revolving Credit Agreement (the “New Credit Agreement”) among Chipotle, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
The New Credit Agreement provides for a $500 million revolving credit facility (the “New Revolving Facility”), including a letter of credit sub-facility of up to $20 million. The New Revolving Facility will mature on June 24, 2030, and is guaranteed by certain of Chipotle’s domestic subsidiaries.
Borrowings under the New Revolving Facility will bear interest at a rate per annum equal to, at Chipotle’s election, either an annual rate equal to the Term SOFR Rate (as defined in the New Credit Agreement) plus a spread of 1.125% to 1.875% based on Chipotle’s total leverage ratio, or an annual rate equal to the Alternate Base Rate (as defined in the New Credit Agreement) plus a spread of 0.125% to 0.875% based on Chipotle’s total leverage ratio.
Chipotle will be required to pay a commitment fee on the undrawn amounts under the New Revolving Facility at a rate per annum ranging from 0.115% to 0.250% based on Chipotle’s total leverage ratio.
The New Credit Agreement contains customary representations, warranties and covenants, including financial covenants that require Chipotle to maintain compliance with a maximum total leverage ratio, as of the last day of each fiscal quarter (on a trailing four-quarter basis), of 3.00x and a minimum consolidated fixed charge coverage ratio, as of the last day of each fiscal quarter (on a trailing four-quarter basis), of 1.50x, each as determined in accordance with the New Credit Agreement. In addition, the New Credit Agreement includes covenants that limit Chipotle’s ability to (or to permit any subsidiaries to), subject to various exceptions and limitations: (i) create liens on its property, (ii) incur debt at the subsidiary level, (iii) make certain restricted payments, including dividends, and (iv) merge with other companies. The New Credit Agreement also contains customary events of default, the occurrence of which could result in the termination of the lenders’ commitments under the New Credit Agreement and/or an acceleration of repayment of any obligations outstanding thereunder.
Certain of the lenders under the New Credit Agreement and/or their affiliates have provided, and/or may in the future provide, commercial banking, financial and/or advisory services to Chipotle and its subsidiaries for which they have received, and/or in the future may receive, customary fees and expenses.
The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.
Item 1.02 Termination of a Material Definitive Agreement.
On June 24, 2025, in connection with the entry into of the New Credit Agreement as described above in Item 1.01, Chipotle terminated its senior, unsecured Revolving Credit Agreement dated as of April 13, 2021, as amended (the “Prior Credit Agreement”), among Chipotle, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto. A description of the terms of the Prior Credit Agreement is set forth under Item 1.01 of the Form 8-K filed by Chipotle on April 16, 2021, and is hereby incorporated by reference into this Item 1.02.
The Prior Credit Agreement provided for a $500 million revolving credit facility that was due to expire on April 13, 2026. Chipotle did not have any borrowings outstanding under the Prior Credit Agreement at the time of the termination of the Prior Credit Agreement, and Chipotle did not incur any early termination penalties in connection with the termination of the Prior Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
Exhibit Index

Exhibit Number	Exhibit Description
10.1	Revolving Credit Agreement dated June 24, 2025 among Chipotle Mexican Grill, Inc. and JPMorgan Chase Bank, N.A., Administrative Agent, and other lenders party to the Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chipotle Mexican Grill, Inc.

June 26, 2025	By:	/s/ Adam Rymer
Name: Adam Rymer
Title: Chief Financial Officer